Exhibit 3.3

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

FIRST: The name of the limited liability company formed hereby is Atlas Resource Partners GP, LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 13th day of October, 2011.

BY:	/s/ Jenna E. Levine
Jenna E. Levine, Authorized Person